EXHIBIT 5.1

             [Letterhead of Dickstein Shapiro Morin & Oshinsky LLP]

                                 November 2 2001

Nastech Pharmaceutical Company Inc.
45 Adams Avenue
Hauppauge, NY 11788

                       Nastech Pharmaceutical Company Inc.
                       Registration Statement on Form S-3

Dear Sirs:

            We have acted as special counsel for Nastech Pharmaceutical Company Inc., a Delaware corporation (the "Issuer"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on November 2, 2001 (Registration No. 333-________) for the registration under the Securities Act of 1933 (the "Act") of 1,268,000 shares (the "Shares") of common stock, par value $.006 per share, of the Issuer, 1,100,000 of which Shares are presently issued and outstanding, 100,000 of which Shares are issuable upon the exercise of certain common stock warrants of the Issuer with an exercise price of $10.00 per share of common stock, and 68,000 of which Shares are issuable upon the exercise of certain common stock warrants of the Issuer with an exercise price of $6.89 per share of common stock (collectively, the "Warrants"). The Shares are being registered for resale by certain security holders of the Issuer.

            In rendering this opinion, we have relied upon, among other things, our examination of certain records of the Issuer, including without limitation, the Issuer's Certificate of Incorporation, as amended, the Issuer's Bylaws, as amended, and resolutions of the Board of Directors. We have also examined certificates of the Issuer's officers and of public officials, and have reviewed such questions of law and made such other inquiries, as we have deemed necessary or appropriate for the purpose of rendering this opinion. As to various questions of fact material to this opinion, we have also relied upon representations and warranties of the Issuer and upon such certificates and other instruments of officers of the Issuer and public officials furnished to us by the Issuer, in each case without independent investigation or verification.

            In addition, without any independent investigation or verification, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies, (iii) the authority of all persons signing any document other than the officers of the Issuer, where applicable, signing in their capacity as such, (iv) the enforceability of all the documents we have reviewed in accordance with their respective terms against the parties thereto, and (v) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.

            Based upon the foregoing, and subject to the limitations, qualifications and assumptions and exceptions set forth herein, we are of the opinion that:

                  1. The 1,100,000 Shares that are presently issued and outstanding were validly issued and are fully paid and non-assessable; and

                  2. The 168,000 Shares that are issuable upon the exercise of the Warrants, when issued and delivered by the Issuer in accordance with the terms of the Warrants against full payment of the consideration set forth therein, will be validly issued, fully paid, and non-assessable.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the heading "Legal Matters" in the prospectus included in Part I of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,


                                    /s/ Dickstein Shapiro Morin & Oshinsky LLP